UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 16, 2019

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PULM	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Explanatory Note

On May 16, 2019, Pulmatrix, Inc. (the “Company”) filed a Form 8-K (the “Original Form 8-K”) reporting under Item 5.02 the appointment of Teofilo Raad as the Company’s Chief Executive Officer. Compensation arrangements for Mr. Raad, other than the annual base salary and a target annual cash bonus, and amendments to his employment agreement to reflect the terms of service in his new role had not been determined as of the filing of the Original Form 8-K. This Amendment No. 1 amends the Original Form 8-K to disclose additional compensatory terms of Mr. Raad’s employment agreement, described in Item 5.02 below and to file Mr. Raad’s amended and restated employment agreement under Item 9.01. Except as specifically stated in this Explanatory Note, this Amendment No. 1 does not modify or update the Original Form 8-K or the disclosures set forth therein or otherwise reflect events occurring after the filing thereof.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2019, the Board of Directors (the “Board”) of Pulmatrix, Inc. (the “Company”) appointed Teofilo Raad to serve as Chief Executive Officer and a Class II director of the Company. On June 28, 2019, the Company and Teofilo Raad entered into an amended and restated employment agreement (the “Agreement”), with Mr. Raad to serve as the Company’s president and chief executive officer. Mr. Raad’s employment with the Company is “at-will,” and the Agreement does not include a specified term. As previously reported, as consideration for his services as Chief Executive Officer, Mr. Raad is entitled to receive (i) an annual base salary of $450,000 and (ii) a target annual cash bonus equal to 45% of his base salary. Both Mr. Raad’s salary and bonus are subject to review and adjustment by the Company’s Board or an appropriate committee thereof. The actual bonus amount is based on both the Company and individual performance during the year.

As soon as practicable upon execution of the Agreement, the Company agreed to grant Mr. Raad an option to purchase 136,628 shares of the Company’s common stock, subject to the terms and conditions of the Pulmatrix, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan and Company’s standard form of stock option agreement, which agreement will expire in ten years.

If Mr. Raad’s employment is terminated (i) by the Company without cause or (ii) by Mr. Raad for good reason, then the Company must pay Mr. Raad, in addition to any then-accrued and unpaid obligations owed to him, (a) twelve (12) months of his then-current base salary, (b) a pro-rated bonus in an amount equal to the target annual performance bonus to which Mr. Raad may have been entitled for the year in which the termination occurs, (c) a separation bonus equal to one hundred percent (100%) of the target annual performance bonus to which Mr. Raad may have been entitled for the year in which the termination occurs, and (d) up to twelve (12) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, all unvested equity awards held by Mr. Raad that would have vested during the twelve (12) months following the termination date will immediately vest and become exercisable. If Mr. Raad’s employment is terminated (i) by the Company without cause or (ii) by Mr. Raad for good reason, within twelve (12) months following a change in control, then Mr. Raad shall be entitled to receive, in addition to any then-accrued and unpaid obligations owed to him, (a) a lump sum payment equal to eighteen (18) months of his then-current base salary, (b) a pro-rated bonus in an amount equal to the target annual performance bonus to which Mr. Raad may have been entitled for the year in which the termination occurs, (c) a separation bonus equal to one hundred percent (100%) of the target annual performance bonus to which Mr. Raad may have been entitled for the year in which the termination occurs, and (d) up to twelve (12) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, in that case, all unvested equity awards will immediately vest and become exercisable. Receipt of Dr. Clarke’s severance and other termination benefits is subject to his execution of a release of claims and his compliance with the restrictive covenants contained in his agreements with the Company.

Under Mr. Raad’s employment agreement, “good reason” is defined as (i) relocation of Mr. Raad’s principal business location to a location more than fifty (50) miles from his then-current business location; (ii) a material diminution in Mr. Raad’s duties, authority, responsibilities, or reporting lines in a manner whereby Mr. Raad no longer reports to the Board; or (iii) a material reduction in Mr. Raad’s base salary; provided that (A) Mr. Raad provides the Company with written notice that he intends to terminate his employment for good reason within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Mr. Raad terminates his employment within sixty five (65) days from the date that good reason first occurs.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated June 28, 2019, by and between the Company and Teofilo Raad.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: June 28, 2019	By:	/s/ William Duke, Jr.
William Duke, Jr. Chief Financial Officer